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                                                                     Exhibit 2.3


                          REGISTRATION RIGHTS AGREEMENT

         THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is dated as of May 12, 2000, by and between SOFTLOCK.COM, INC., a Delaware corporation (the "Company"), and CHILI PEPPER, INC., a Massachusetts corporation (the "Seller").

         WHEREAS, pursuant to the terms of that certain Asset Purchase Agreement of even date herewith by and between the Company, the Seller and Leighton Collis and Alex Morrow (the "Purchase Agreement"), the Seller will receive, pursuant to the conditions of the Purchase Agreement, 241,611 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock") upon the consummation of the acquisition of certain of the assets of the Seller (the "Purchase"); and

         WHEREAS, in order to induce the Seller to enter into the Purchase Agreement, the Company desires to grant registration rights to the Seller for certain of the shares of Common Stock to be received pursuant to the Purchase Agreement in accordance with the terms and conditions hereof;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

         1. DEFINITIONS. As used herein the following defined terms shall have the following respective meanings:

                  (a) "Capital Stock" means the Company's Common Stock and any other class of common stock created by the Company in the future.

                  (b) "Common Stock" has the meaning set forth in the Recitals.

                  (c) "Holders" means any person or entity to whom shares of Capital Stock were issued pursuant to the Purchase Agreement and which agrees to be bound by this Agreement.

                  (d) "Indemnified Party" has the meaning set forth in subparagraph 6(c).

                  (e) "Indemnifying Party" has the meaning set forth in subparagraph 6(c).

                  (f) The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act.

                  (g) "Registrable Securities" means thirty percent (30%) of the shares of Capital Stock of the Company issued pursuant to the Purchase Agreement.



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                  (h) "SEC" means the Securities and Exchange Commission.

                  (i) "Securities Act" means the Securities Act of 1933, as amended.

         2. COMPANY REGISTRATION.

                  (a) If the Company, in connection with the next registration of shares of Common Stock under the Securities Act to occur following the Closing Date (as defined in the Purchase Agreement), shall determine to register any of its securities, either for its own account or the account of a security holder or holders, in a registration statement covering the sale of Common Stock to the general public pursuant to an underwritten public offering, the Company will: (i) give to each Holder written notice thereof at least forty-five 45 days before filing; provided, however, in the case of a Registration Statement on Form S-3, the Company shall be required to give each Holder written notice of the proposed filing thereof promptly after a decision to make such filing has been made and in no event less than ten (10) business days prior to filing; and
(ii) use its best efforts to include in such registration (and any related qualification under blue sky laws) and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within fifteen (15) days after receipt of such written notice from the Company, or, in the case of a Registration Statement on Form S-3, within seven (7) business days after receipt of such written notice, by any Holder or Holders, except as set forth in Section 3(b) below. The term "the next registration of shares of Common Stock under the Securities Act to occur following the Closing Date" as used in the previous sentence shall not include any registration of Common Stock covered by the registration statement on Form S-2 filed by the Company with the SEC on April 14, 2000 (though filed, such registration is not yet effective), registrations on Forms S-4, S-8 or any registration form which does not permit secondary sales, or relating to employee stock option plans, dividend reinvestment plans or Rule 145 transactions. In addition, the registration rights provided in this subparagraph 3(a) shall be subordinated to the registration rights of the holders of the Company's Series A Preferred Stock and Series B Preferred Stock and to the registration rights of Intel Corporation, The notice referred to in this subparagraph 3(a) shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws.

                  (b) The right of any Holder to registration pursuant to this
Section 3 shall be conditioned upon such Holder's participation in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company, and may, at their option, require that any or all the representations and warranties by, and the covenants and other agreements on the part of, the Company to and for the benefit of such underwriter shall also be made to and for the benefit of such Holders. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriter other than those relating to such Holders, their Registrable Securities and their intended methods of distribution and information about such Holders provided by such Holders for use in the registration statement. Upon the written request of the managing underwriter of any underwritten offering of the Company's securities, a Holder of Registrable Securities shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in such



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registration) without the prior written consent of such managing underwriter for a period not to exceed that period required of any other seller of Capital Stock that such managing underwriter reasonably determines is necessary in order to effect the underwritten public offering. Notwithstanding any other provision of this Section 3, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the Company shall include in such registration first the number of shares requested to be sold by the Company together with the number of shares requested to be sold by the persons and entities exercising demand registration rights with respect to such registration, if any, then the number of shares of Registrable Securities requested to be included in the registration which, in the opinion of such underwriter, can be sold, pro rata among all Holders thereof and all other shareholders of the Company that have contractual rights with respect to the registration of shares of Capital Stock held by such shareholders (the "Other Holders") in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders and Other Holders at the time of filing the registration statement, with further proportional allocations among the Holders and Other Holders if any such Holder or Other Holder has requested less than all such Registrable Securities it is entitled to register.

         3. EXPENSES OF REGISTRATION. All expenses incurred in connection with any registration or qualification pursuant to this Agreement, including, without limitation, all registration, filing and qualification fees, printing expenses, fees and disbursements of counsel for the Company, and expenses and fees of any special audits incidental to or required by such registration, shall be borne by the Company; provided, however, that the Company shall not be required to pay fees of legal counsel of the Holders, or underwriters' discounts or commissions relating to Registrable Securities (such underwriters' fees, discounts or commissions to be borne by the Holders, on a pro rata basis, based on the number of shares of Registrable Securities sold by each of them).

         4. REGISTRATION PROCEDURES. In the case of each registration effected by the Company pursuant to this Agreement, the Company will keep each Holder participating therein advised in writing as to the initiation of such registration (and any state qualifications) and as to the completion thereof. The Company may decline to file a Registration Statement after giving notice to each Holder, or withdraw any registration after filing and after such notice, but prior to the effectiveness thereof, provided that the Company shall promptly notify each Holder in writing of any such action and provided further that the Company shall bear all expenses incurred by such Holder or otherwise in connection with such withdrawn registration. Upon receipt of written notice from the Company that a registration statement or prospectus contains a Misstatement (as defined below), each Holder of Registrable Securities shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of the supplemented or amended prospectus, or until such Holder is advised in writing by the Company that the use of the prospectus may be resumed, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.


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         5. INDEMNIFICATION.

                  (a) In connection with any registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless each Holder that sells such Registrable Securities, its officers, directors, partners and employees, each underwriter, broker or any other person acting on behalf of such Holder and each other person, if any, who controls any of the foregoing persons within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, (or actions in respect thereof) to which any of the foregoing persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein or otherwise filed with the SEC, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Securities, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated pursuant to any federal, state or common law rule or regulation including, without limitation, the Securities Act, applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, and shall reimburse such Holder, such officer, director, partner or employee, such underwriter, such broker or such other person acting on behalf of such seller and each such controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, preliminary prospectus, final prospectus, amendment, supplement or document incident to registration or qualification of any Registrable Securities in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such Holder or underwriter specifically for use in the preparation thereof;

                  (b) In connection with any registration of Registrable Securities under the Securities Act pursuant to this Agreement, each Holder that sells Registrable Securities in such registration shall indemnify and hold harmless (in the same manner and to the same extent as set forth in the preceding paragraph of this Section) the Company, each director of the Company, each officer of the Company who shall sign such registration statement, each underwriter, broker or other person acting on behalf of such seller, each person who controls any of the foregoing persons within the meaning of the Securities Act and each other Holder that sells Registrable Securities under such registration statement with respect to any statement or omission from such registration statement, any preliminary prospectus or final prospectus contained therein or otherwise filed with the SEC, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Securities, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company or such underwriter through an instrument duly executed by such Holder or underwriter specifically for use in connection with the preparation of such registration statement, preliminary prospectus,



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final prospectus, amendment, supplement or document; PROVIDED, HOWEVER, that the obligation to indemnify will be several, not joint and several, among such Holders of Registrable Securities, and the maximum amount of liability in respect of such indemnification shall be in proportion to and limited to, in the case of each Holder of Registrable Securities, an amount equal to the net proceeds actually received by such Holder from the sale of Registrable
Securities effected pursuant to such registration;

                  (c) The indemnification required by this Section 6 will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred, subject to prompt refund in the event any such payments are determined not to have been due and owing hereunder;

                  (d) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in this Section 6, such indemnified party shall give written notice to the party required to provide indemnification of the commencement of such action. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof; PROVIDED, HOWEVER, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 6, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such indemnified party and any person controlling such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity agreement provided in this
Section 6. The failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying parties of its obligations under this
Section 6 unless such failure shall have a material adverse effect on the indemnifying party's ability to defend such claim;

                  (e) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of securities;

                  (f) If the indemnification provided for in this Section 6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which



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resulted in such loss, claim, damage or liability as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Holders that sell Registrable Securities agree that it would not be just and equitable if contributions pursuant to this Section 6(f) were determined by PRO RATA allocation or by any other method of allocation which did not take into account the equitable considerations referred to herein. The amount paid or payable to an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to above shall be deemed to include, subject to the limitation set forth in this Section 6, any legal or other expenses reasonably incurred in connection with investigating or defending the same. Notwithstanding the foregoing, in no event shall the amount contributed by a Holder that sells Registrable Securities exceed the aggregate net offering proceeds received by such seller from the sale of its Registrable Securities; and

                  (g) The indemnified party shall make no settlement of any claim or litigation which would give rise to liability on the part of the indemnifying parties under any indemnity contained in this Section 6 without the written consent of the indemnifying parties, which consent shall not be unreasonably withheld or delayed, and no indemnifying party shall make any settlement of any such claim or litigation without the consent of the indemnified party, which consent shall not be unreasonably withheld or delayed. If a firm offer is made to settle a claim or litigation and the indemnifying party notifies the indemnified party in writing that the indemnifying party desires to accept and agree to such offer, but the indemnified party elects not to accept or agree to such offer within ten (10) days after receipt of written notice from the indemnifying party of the terms of such offer, then, in such event, the party that is defending such claim shall continue to contest or defend such claim or litigation and, in such event, the total maximum liability of the indemnifying party to indemnify or otherwise reimburse the indemnified party with respect to such claim or litigation shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) to the date of notice that the indemnifying party desired to accept such settlement offer.

         6. INFORMATION BY HOLDER. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such written information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration or qualification referred to in this Agreement. The Company agrees to include in any such registration statement all information concerning the Holders and their distribution which the Holders shall reasonably request.

         7. TRANSFER OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities that are granted by the Company in this Agreement may be assigned by a Holder to a transferee or assignee of not less than twenty-five percent (25%) of the Registrable Securities held by such Holder; PROVIDED, HOWEVER, that the Company is given notice by the Holder at the time of or within a reasonable time after the transfer, stating the name and address



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of the transferee or assignee and identifying the securities with respect to which such registration rights are being assigned. Subject to the foregoing provision, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns; PROVIDED, FURTHER, that the registration rights granted in this Agreement shall not be transferred to persons who received Registrable Securities pursuant to a registration statement under the Securities Act or pursuant to a transaction under Rule 144 or any successor provision thereto.

         8. CHANGES; WAIVER; ASSIGNMENT. The terms and provisions of this Agreement may not be modified, amended or assigned, except that they may be modified, amended or assigned with the written consent of (i) the Company and
(ii) the Holders of a majority of the Registrable Securities outstanding. None of the terms and provisions of this Agreement may be waived except in writing by the person so waiving.

         9. COMPANY COVENANT. The Company agrees to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act and to use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act.

         10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         11. NOTICE. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class certified mail, return receipt requested, or delivered by a nationally recognized overnight courier service prepaid, to the parties at the following addresses or facsimile numbers:

                   (a)  If to the Company, to:

                        SoftLock.com, Inc.
                        Five Clock Tower Place, Suite 440
                        Maynard, Massachusetts 01754
                        Attention: Scott W. Griffith,
                             President & Chief Executive Officer
                        Telecopier: (978) 461-5945

                        with a copy to:
                        Michael L. Jennings, Esquire
                        McGuire, Woods, Battle & Boothe LLP
                        7 St. Paul Street, Suite 1000
                        Baltimore, Maryland 21202
                        Telecopier:  (410) 659-4488



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                   (b)  If to the Holders:

                        Chili Pepper, Inc.
                        77 Newbury Street
                        Boston, Massachusetts 02116
                        Attention: Alex Morrow, President
                        Telecopier:

                        with a copy to:
                        Michael Wolfson, Esquire
                        277 Dorset Road
                        Newton, Massachusetts 02468
                        Telecopier:  347-412-6167

         All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon receipt, (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given on the earlier of the fourth Business Day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided for in this Section, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

         12. TERMINATION. This Agreement shall terminate with respect to any Holder on the date on which the Holder may sell all of such Holder's Registrable Securities pursuant to Rule 144 under the Securities Act within any ninety (90) day period or, with respect to any such Holder, on the date on which all of such Holder's Registrable Securities have been registered pursuant to a registration statement filed with the Commission and which has become effective.

         13. ARBITRATION.

                  (a) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association by an arbitration panel consisting of three persons, one selected by the Company, one selected by the Stockholders and the third selected by mutual agreement of the first two arbitrators selected, and judgement upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                  (b) The arbitration shall be held in Boston, Massachusetts.

                  (c) All fees, costs and expenses (including reasonable attorneys' fees and expenses) incurred by a party that prevails on any issue in any arbitration commenced hereunder or in any judicial proceeding seeking to enforce this Agreement to arbitrate disputes or seeking



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to enforce any order or award of any arbitration hereunder shall be assessed against the party or parties that do not prevail on such issue or issues.

         14. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute a single agreement. This Agreement may be delivered by facsimile.

         15. HEADINGS. The headings of the Paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

         16. SEVERABILITY. If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining portions of this Agreement shall continue in full force and effect.



                      [SIGNATURES APPEAR ON FOLLOWING PAGE]


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         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their authorized officers as of the day and year first above written.


                               SOFTLOCK.COM, INC.,
                               a Delaware corporation


                               By:   /s/ SCOTT W. GRIFFITH
                                  ---------------------------------------------
                                     Name:  Scott W. Griffith
                                     Title: President & Chief Executive Officer


                               CHILI PEPPER, INC.,
                               a Massachusetts corporation


                               By:   /s/ ALEX MORROW
                                  ---------------------------------------------
                                     Name:  Alex Morrow
                                     Title: President




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